SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

LIGAND PHARMACEUTICALS INCORPORATED

Name of Registrant as Specified In Its Charter

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, JUNE 1, 2011

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (the “Company”) will be held at Ligand Pharmaceuticals Incorporated, located at 11085 North Torrey Pines Road, La Jolla, CA 92037 on June 1, 2011 at 9:00 a.m. (PDT), for the following purposes:

1.	To elect a board of directors for the following year. Our board of directors has nominated the following persons for election at the meeting: Jason M. Aryeh, Todd C. Davis, John L. Higgins, David M. Knott, John W. Kozarich, John L. LaMattina, Sunil Patel and Stephen L. Sabba.

2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2011.

3.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

4.	To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years.

5.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on April 15, 2011 will be entitled to vote at the annual meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the offices of the Company and at the meeting. Whether or not you plan to attend the annual meeting in person, please sign, date and return the enclosed proxy in the envelope provided or, if you prefer, you may vote by telephone or on the internet. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy or vote by internet or telephone as described in the enclosed proxy materials as promptly as possible. If you are voting by mail, please return it in the enclosed envelope. You do not need to add postage if mailed in the United States.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman
Vice President, General Counsel & Secretary

La Jolla, California

April 29, 2011

LIGAND PHARMACEUTICALS INCORPORATED

11085 North Torrey Pines Road, Suite 300,

La Jolla, CA 92037

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2011

On behalf of the board of directors of Ligand Pharmaceuticals Incorporated (the “Company”), we are asking for your proxy, to be used at the annual meeting of stockholders to be held on June 1, 2011. The annual meeting will be held at 9:00 a.m. at Ligand Pharmaceuticals Incorporated, located at 11085 North Torrey Pines Road, La Jolla, CA 92037. Stockholders of record on April 15, 2011 are entitled to notice of and to vote at the annual meeting. If you need directions to the location of the annual meeting, please contact us at (858) 550-7500. This proxy statement and accompanying proxy materials will be first mailed to stockholders on or about May 6, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 1, 2011

This proxy statement and the Company’s annual report are available electronically at http://bnymellon.mobular.net/bnymellon/lgnd.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors, the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm, the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement, and the approval, on an advisory basis, of the frequency of the stockholder vote on such compensation. In addition, following the formal part of the meeting, management will respond to questions from our stockholders. An annual report on Form 10-K for the year ended December 31, 2010 is enclosed with this proxy statement.

Who can vote at the meeting?

Only stockholders of record as of the close of business on the record date, April 15, 2011, are entitled to vote the shares of stock they held on that date. Stockholders may vote in person or by proxy (see “How do I vote” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, will be a quorum for the transaction of business at the meeting. As of the record date, there were 19,636,448 shares of common stock outstanding (not including 1,118,222 shares held in treasury and not entitled to vote) and only shares of one class of common stock outstanding.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

How are votes counted?

Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the annual meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of Grant Thornton LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. As a result, broker non-votes will have no effect on the outcome of the vote.

For purposes of the proposal regarding the frequency of the non-binding vote on our executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions will have no effect on the outcome of the vote. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the frequency of the non-binding vote on our executive compensation. As a result, broker non-votes will have no effect on the outcome of the vote.

How do I vote?

By Proxy Card

If you complete and properly sign the enclosed proxy card and return it as instructed on the card, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares.

You may revoke your proxy at any time before it is voted. It may be revoked by sending a notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices, located at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037. You may also revoke your proxy by attending the annual meeting and voting in person.

By Telephone or Internet

You may choose instead to vote by telephone or on the internet. To vote by telephone or internet, please follow the instructions on the proxy materials enclosed with this proxy statement.

ITEMS TO BE VOTED ON AT THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The persons named below have been nominated by our board of directors to serve as directors of the Company until the next annual meeting of stockholders and until their successors have been elected and qualified. Each person nominated for election has agreed to serve if elected. The proxies received by the proxyholders will be voted for the nominees named below. The eight candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of the Company. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those named are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.

Nominees

Name	Offices Held	Year First Elected Director	Age*
John W. Kozarich(N)	Chairman of the Board	2003	61
John L. Higgins	President, Chief Executive Officer and Director	2007	41
Jason M. Aryeh(C)(N)	Director	2006	42
Todd C. Davis(C)	Director	2007	50
David M. Knott(A)(C)	Director	2007	66
John L. LaMattina	Director	2011	61
Sunil Patel(A)	Director	2010	39
Stephen L. Sabba(A)(N)	Director	2008	51

*	As of April 15, 2011
(A)	Member of the audit committee
(C)	Member of the compensation committee
(N)	Member of the nominating and corporate governance committee

Business Experience of Director-Nominees

Jason M. Aryeh has served as a member of our board of directors since September 2006. He is the founder and managing general partner of JALAA Equities, LP, a private hedge fund focused on the biotechnology and specialty pharmaceutical sector, and has served in such capacity since 1997. Mr. Aryeh also serves on the board of directors of Nabi Biopharmaceuticals, a public biotechnology company, CorMatrix Cardiovascular, a medical device company, and the Cystic Fibrosis Foundation’s Therapeutics Board (CFFT). Mr. Aryeh earned an A.B. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. In selecting Mr. Aryeh to serve as a director, the board considered, among other things, his valuable capital markets experience, including his prior service as managing general partner of a hedge fund focused on the biotechnology and specialty pharmaceutical sector. Ligand also benefits from Mr. Aryeh’s current involvement in the biotechnology industry through his position as a director of Nabi Biopharmaceuticals.

Todd C. Davis has served as a member of our board of directors since March 2007. Since December 2006, Mr. Davis has served as a managing director of Cowen Healthcare Royalty Management, LLC, the investment advisor to Cowen Healthcare Royalty Partners, L.P. Previously, from November 2004 to October 2006, Mr. Davis served as a partner at Paul Capital Partners, an investment firm. From 2001 to 2004, Mr. Davis served as a partner at Apax Partners. Mr. Davis has historically been employed in the health care industry in positions at Abbott Laboratories and Elan. Mr. Davis has historically served on the boards of several public and private companies, including Artes Medical, Inc., and currently serves on the board of Suneva Medical, Inc. Mr. Davis earned a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard Business School. In selecting Mr. Davis to serve as a director, the board considered, among other things, his valuable prior experience as a director of several public and private companies. Ligand also benefits from Mr. Davis’ financial and accounting expertise and leadership experience within the biotechnology industry.

John L. Higgins joined the Company in January 2007 as President and Chief Executive Officer and he was also appointed to the Board in March 2007. Prior to joining the Company, Mr. Higgins served as Chief Financial Officer at Connetics Corporation, a specialty pharmaceutical company, since 1997, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics since January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Before joining Connetics, he was a member of the executive management team at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Currently, he is a Director of BioCryst and serves as Chairperson of its audit committee. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins serves as Chairman of CoMentis, Inc, a biopharmaceutical company, and serves on the board, audit and compensation committees of Techne Corporation, a company with a market capitalization of over $2 billion. Mr. Higgins has served as a director of numerous public and private companies. He graduated Magna Cum Laude with an A.B. from Colgate University. In selecting Mr. Higgins to serve as a director, the board considered, among other things, his valuable experience operating and managing public biotechnology companies, including his service on the boards of other biopharmaceutical companies and his financial transaction experience as an investment banker. Ligand also benefits from Mr. Higgins’ financial experience in leadership roles at companies within the biopharmaceutical industry.

David M. Knott has served as a member of our board of directors since March 2007. Since 1987, Mr. Knott has served as chief investment manager of Knott Partners Management and Dorset Management, two related hedge fund entities. From 1983 to 1987, he served as general partner and analyst at Mandrakos Associates. Prior to that, Mr. Knott was a broker at Donaldson Lufkin & Jenrette (DLJ). Mr. Knott currently serves on the board of directors of Paramount Resources. He received a B.A. in political science from the University of Pennsylvania and an M.B.A. in finance from the Wharton School of the University of Pennsylvania. In selecting Mr. Knott to serve as a director, the board considered, among other things, his valuable experience as a director of Paramount Resources and several private organizations which provides the board with a broad leadership perspective. Ligand also benefits from Mr. Knott’s financial and accounting expertise and his perspective as a significant stockholder.

John W. Kozarich, Ph.D. has served as a member of our board of directors since March 2003. Dr. Kozarich is chairman and president and a director of ActivX Biosciences, Inc., which he joined in January 2001. ActivX is a wholly owned subsidiary of KYORIN Pharmaceutical Co., Ltd., Tokyo, Japan. From 1992 to 2001, Dr. Kozarich was vice president at Merck Research Laboratories, where he was responsible for a number of research programs. Dr. Kozarich is also a biotechnology professor at the Scripps Research Institute, and previously held faculty positions at the University of Maryland and Yale University School of Medicine. Dr. Kozarich earned his B.S. in chemistry from Boston College (summa cum laude; ÖBK), his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was an NIH postdoctoral fellow at Harvard University. In selecting Dr. Kozarich to serve as a director, the board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies and his service as Chief Executive Officer of ActivX Biosciences, Inc., a subsidiary of a Japan-based, international pharmaceutical company. Ligand also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.

John L. LaMattina, Ph.D. has served as a member of our board of directors since February 2011. He spent 30 years at Pfizer Inc. beginning as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery

Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998 and Senior Vice President of Worldwide Development in 1999. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattina is currently a senior partner at PureTech, a venture capital firm focusing on biotech investments, and serves on several boards, including the Board of Human Genome Science, Inc., the Board of Trustees of Boston College and the Scientific Advisory Board for Trevena Pharmaceuticals. In selecting Dr. LaMattina to serve as a director, the board considered, among other things, his valuable pharmaceutical experience, including his service at Pfizer Inc., one of the world’s largest pharmaceutical companies. Ligand also benefits from Dr. LaMattina’s experience on several boards and involvement in the biotechnology industry through his position as a senior partner at PureTech.

Sunil Patel has served as a member of our board of directors since October 2010. Mr. Patel has more than 17 years of senior management and R&D experience in the biotechnology industry and is currently Senior Vice President of Corporate Development for OncoMed Pharmaceuticals, a development-stage company focused on therapeutics targeting cancer stem cells. Mr. Patel has held senior management positions in corporate development, marketing, and strategy with BiPar Sciences, Allos Therapeutics, Connetics, Abgenix and Gilead Sciences. Mr. Patel also worked at McKinsey & Company serving biotech and pharmaceutical clients and has held scientific research positions at ZymoGenetics and ProCyte. Mr. Patel received his undergraduate degree in Chemistry at the University of California, Berkeley, and master’s degree in Molecular Bioengineering/Biotechnology at the University of Washington. In selecting Mr. Patel to serve as a director, the board considered, among other things, his valuable pharmaceutical and corporate development experience, including his service at OncoMed Pharmaceuticals. Ligand also benefits from Mr. Patel’s perspective as a senior member of management at a public biotechnology company.

Stephen L. Sabba, M.D. has served as a member of our board of directors since August 2008. Dr. Sabba has been a leading Research Analyst and Bio Fund Manager for Knott Partners Management, an investment fund company, since November, 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Memorial Hospital in North Tarrytown, New York. He received his medical degree from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a Bachelor of Science degree with honors from Cornell University. In selecting Dr. Sabba to serve as a director, the board considered, among other things, his capital markets and accounting expertise gained from his prior experience working in the hedge fund and investment fund industries. Ligand also benefits from his background as a medical doctor and from his understanding of medicine.

Director Independence

Our board of directors has determined that, with the exception of Mr. Higgins, each of the directors is an independent director under the NASDAQ Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.

Board Meetings and Committees

Our board of directors held two in-person meetings and nine telephonic meetings, and acted by unanimous written consent one time during the fiscal year ended December 31, 2010. During such year, each incumbent director attended at least 90% of the aggregate number of meetings of our board of directors which were held during the periods in which he or she served, except for Todd Davis who was not in attendance for three of the telephonic meetings. The Company does not have a policy regarding attendance of the directors at the annual meeting. At our 2010 annual meeting of stockholders, one of our then-current directors, John Higgins, was in attendance.

Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee. Each committee is described below. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the “Investor Relations—Corporate Governance—Corporate Charters” section of our website at www.ligand.com. Our board of directors has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

The audit committee was established in March 1992 and is primarily responsible for overseeing the Company’s accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The audit committee currently consists of Messrs. Knott, Patel and Sabba (chair), each of whom is independent as defined under Rule 4350 of the NASDAQ Global Market listing standards. Mr. Davis was a member of the Audit Committee until November 16, 2010, at which time he was replaced by Mr. Patel. Dr. Kozarich was a member of the Audit Committee until April 6, 2011, at which time he was replaced by Mr. Sabba. The audit committee held one in-person meeting, held six telephonic meetings and acted by unanimous written consent one time during 2010. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, our board of directors has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended, (ii) all current committee members are “independent” as defined under the NASDAQ Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Mr. Knott qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.

The nominating committee was established in December 2001 and is responsible for identifying and recommending candidates for director of the Company. The nominating committee was reconstituted as the nominating and corporate governance committee in March 2007 and consists of Mr. Aryeh (chair) and Drs. Kozarich and Sabba. Each member of the nominating and corporate governance committee is an independent director under Rule 4200(a)(15) of the NASDAQ Global Market listing standards. The nominating and corporate governance committee held one in-person meeting and held two telephonic meetings during 2010.

The nominating and corporate governance committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at the Company’s principal executive offices and accompanied by the author’s full name, current address and telephone number. The nominating and corporate governance committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The nominating and corporate governance committee and the Board as a whole consider it beneficial to the Company to have directors with a diversity of backgrounds and skills. The nominating and corporate governance committee and the Board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The nominating and corporate governance committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of our board of directors expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The nominating and corporate governance committee considers all such candidates in the same manner, regardless of source. Under its charter, the nominating and corporate governance committee may retain a search firm to identify and recommend candidates but has not done so to date.

The compensation committee was established in March 1992 and reviews and approves the Company’s compensation policies, sets executive officers’ compensation and administers the Company’s stock option and stock purchase plans. The compensation committee consists of Messrs. Aryeh, Davis (chair) and Knott. Each member is an independent director under Rule 4200(a)(15) of the NASDAQ Global Market listing standards. The compensation committee held one in-person meeting, held two telephonic meetings and acted by unanimous written consent one time during 2010.

Board Leadership Structure

Our board of directors has nominated eight persons to serve as directors of the Company until the next annual meeting of stockholders, seven of whom are independent. We separate the roles of chief executive officer and chairman of our board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of our board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.

Board’s Role in Risk Oversight

Our board of directors is actively involved in oversight of risks that could affect the Company. The board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including risks associated with our operational, financial, legal and regulatory functions. The full board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to the Company, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.

Communicating with the Board of Directors

Stockholders may communicate with our board of directors or individual directors by mail, in care of the Secretary, at the Company’s principal executive offices. Letters are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the board of directors will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the nominees listed above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates, except in the firm’s capacity as the Company’s independent registered public accounting firm.

Stockholder ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s certificate of incorporation, the Company’s amended and restated bylaws, or otherwise. However, the audit committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors or its audit committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in the Company’s and its stockholders’ best interests.

Representatives of Grant Thornton LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Grant Thornton LLP.

Independent Auditor’s Fees

The following is a summary of the fees incurred by the Company from Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2010 and 2009:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees(1)	$325,000	$430,000
Audit-Related Fees(2)	5,500	90,800
Tax Fees(3)	149,400	65,000
All Other Fees		—

Total Fees	$479,900	$585,800

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements. In 2010 and 2009, audit fees included fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
(2)	Audit-Related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees include, among other things, employee benefit plan audits and certain consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees for professional services rendered for assistance with federal, state and international tax compliance.

In considering the nature of the services provided by Grant Thornton LLP during the 2010 fiscal year, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with Grant Thornton LLP and the Company’s management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The services performed by Grant Thornton LLP in 2010 and 2009 were pre-approved in accordance with the requirements of the audit committee charter adopted on November 13, 2006.

Except as stated above, there were no other fees charged by Grant Thornton for 2010 and 2009. The audit committee considers the provision of these services to be compatible with maintaining the independence of Grant Thornton LLP. None of the fees paid to Grant Thornton LLP under the categories “Audit-Related Fees” and “Tax Fees” described above were approved by the audit committee after services were rendered pursuant to the de minimus exception established by the SEC.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL NO. 3

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Ligand Pharmaceuticals Incorporated stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Ligand Pharmaceuticals Incorporated’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4

FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in proposal 3 of this proxy statement), should occur every one, two or three years. Under the rules issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our board of directors has determined that an advisory stockholder vote on executive compensation every three years is the best approach for us and our stockholders for a number of reasons, including the following:

•

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section of this proxy statement, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation program to be evaluated over a similar time-frame and in relation to our long-term performance.

•

A triennial vote will provide us with the time to thoughtfully evaluate and respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program and to ensure its continued motivation and retention of our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management team and compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to effectively and thoughtfully implement any decisions related to such changes.

•

We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. Engagement with our stockholders is a key component of our corporate governance. We are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program. We believe our stockholders’ ability to contact us at any time to express specific views on executive compensation holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation.

Recommendation of the Board of Directors

Our board of directors recommends a vote FOR EVERY THREE YEARS regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act. Please note that stockholders are not voting to approve or disapprove our board’s recommendation regarding this proposal 4.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages, titles and biographies as of April 22, 2011 are set forth below.

John L. Higgins, 41, is being considered for the position of director of the Company. See “Election of Directors” for a discussion of Mr. Higgins’ business experience.

Charles S. Berkman, J.D., 42, has served as our Vice President, General Counsel and Secretary since April 2007. Mr. Berkman joined the Company in November 2001 and previously served as Associate General Counsel and Chief Patent Counsel for the Company (and Secretary since March 2007). Prior to joining the Company, Mr. Berkman was an attorney at the international law firm of Baker & McKenzie from November 2000 to November 2001. Before that he served as an attorney at the law firm of Lyon & Lyon from 1993 to November 2000, where he specialized in intellectual property law. Mr. Berkman earned a B.S. in chemistry from the University of Texas and a J.D. from the University of Texas School of Law.

Matthew Foehr, 38, has served as our Executive Vice President and Chief Operating Officer since April 2011. Mr. Foehr has more than 17 years of experience managing global research and development programs. Prior to joining the Company, commencing in January 2010, he was Vice President and Head of Consumer Dermatology R&D, as well as Interim Chief Scientific Officer of Dermatology commencing in 2010, in the Stiefel division of GlaxoSmithKline (GSK), where he was responsible for leading the global R&D consumer dermatology franchise, heading all R&D strategy and operations for the business. Following GSK’s $3.6 billion acquisition of Stiefel Laboratories, Inc. (Stiefel) in December 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. Prior to GSK’s acquisition, Mr. Foehr served as Senior Vice President of Global R&D Operations for Stiefel from April 2009 through December 2009, Senior Vice President of Product Development & Support from March 2009 to April 2009, and Vice President of Supply Chain Technical Services from January 2007 to March 2008. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation from July 1999 through December 2006, including a position as Senior Vice President of Technical Operations and Vice President of Manufacturing from January 2003 through December 2006. Mr. Foehr is the author of multiple scientific publications and is named on numerous U.S. patents. Mr. Foehr received his B.S. in biology from Santa Clara University.

Syed Kazmi, Ph.D., MBA, 54, has served as our Vice President, Business Development & Strategic Planning since July 2007. Dr. Kazmi has more than 20 years of Pharmaceutical R&D and Business development experience. From 1995 until June 2007, he held various positions at Ligand, including Senior Scientist in Molecular Endocrinology, Director of Project Management and leader of multiple drug development teams, and Senior Director of Business Development. Prior to joining Ligand, Dr. Kazmi worked in discovery research at Johnson & Johnson from 1988 to 1995, where his most recent position was Principal Scientist in endocrinology and inflammation drug development programs. From 1985 to 1988, he held his postdoctoral research positions at McMaster University, Hamilton. Dr. Kazmi received a Ph.D. in biochemistry from J.N. University, New Delhi, and an executive MBA from San Diego State University.

John Sharp, CPA, 46, joined the Company in April 2007 as our Vice President, Finance and Chief Financial Officer. From November 2004 to April 2007, Mr. Sharp served as Vice President of Finance of Sequenom, Inc. and served as its Principal Accounting Officer since October 2005. From August 2000 to November 2004, Mr. Sharp served as Director of Accounting at Diversa Corporation, a publicly traded biotech company, where he was responsible for managing the overall accounting function, including financial reporting, internal controls, and corporate governance, during a period of significant company growth. From January 1994 until August 2000, Mr. Sharp was at the public accounting firm PricewaterhouseCoopers, most recently as a Senior Audit Manager. He received a B.S. from San Diego State University, and is a certified public accountant and a member of the Association of BioScience Financial Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

The following table shows, based on information we have, the beneficial ownership of our common stock as of April 15, 2011, by:

•	all persons who are beneficial owners of 5% or more of our outstanding common stock;

•	each of our current directors, including our president and chief executive officer, Mr. Higgins;

•	each of our named executive officers (as defined below in “Compensation Discussion and Analysis—Summary Compensation Table”); and

•	all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 19,636,448 shares of common stock outstanding on April 15, 2011 (not including 1,118,222 shares held in treasury and not entitled to vote). Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after April 15, 2011, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 11085 Torrey Pines Road, Suite 300, La Jolla, CA 92037.

	Number of Shares Beneficially Owned	Shares Beneficially Owned via Options, Warrants or Convertible Notes	Percent of Class Owned
Beneficial Owner
Wellington Management Company, LLC(1) 75 State Street Boston, MA 02109	2,259,498	—	11.51%
BVF Partners(2) 900 N. Michigan Ave, Suite 1100 Chicago, IL 60611	1,850,995	24,167	9.55%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	1,118,594	—	5.70%
David M. Knott(4) 485 Underhill Blvd., Ste. 205 Syosset, NY 11791-3419	1,284,300	8,333	6.58%
Directors and Executive Officers
Jason M. Aryeh(5)	294,065	8,963	1.54%
Todd C. Davis	6,829	8,333	*
John L. Higgins	88,494	100,750	*
David M. Knott(4)	1,284,300	8,333	6.58%
John W. Kozarich	18,726	15,034	*
John LaMattina	11,666	556	*
Sunil Patel	13,333	1,111	*
Stephen L. Sabba	3,333	5,000	*
Charles S. Berkman	14,696	41,470	*
Syed M.I. Kazmi	14,230	37,859	*
John P. Sharp	16,666	35,916	*
Directors and executive officers as a group (12 persons)	1,785,879	265,825	10.45%

*	Less than 1%
(1)	Based solely on a review of a Schedule 13G filed on February 14, 2011, which reported that Wellington Management Company, LLP had sole voting and dispositive power over 2,259,498 shares.
(2)	Based solely on a review of a Schedule 13G filed on February 14, 2011, which reported that BVF Partners (on behalf of Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., Investment 10, L.L.C., BVF Partners L.P., BVF Inc. and Mark N. Lampert) had sole voting and dispositive power over 1,875,161 shares.
(3)	Based solely on a review of a Schedule 13G filed on February 10, 2011, which reported that The Vanguard Group, Inc. had sole voting and dispositive power over 1,085,192 shares.
(4)	Based solely on a review of a Form 4 filed on March 3, 2011 by David M. Knott.
(5)	Includes 1,572,668 shares held by JALAA Equities, LP., of which Mr. Aryeh is the founder and general partner, 44,700 held directly by Mr. Aryeh and 12,150 held in a family trust.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers for 2010, and how our compensation program drives performance.

Our named executive officers for 2010 are:

•	John L. Higgins, President and Chief Executive Officer;

•	John P. Sharp, Vice President, Finance and Chief Financial Officer;

•	Charles S. Berkman, Vice President and General Counsel;

•	Dr. Syed Kazmi, Vice President, Business Development and Strategic Planning; and

•	Dr. Martin Meglasson, former Vice President, Discovery Research.

Dr. Meglasson resigned effective July 23, 2010.

In this Compensation Discussion and Analysis, we first provide an executive summary of our program for 2010. We then describe our compensation philosophy and the objectives of our executive compensation program and how the compensation committee of our board of directors oversees our compensation program. We discuss the compensation determination process and describe how we determine each element of compensation. We believe that our compensation program in 2010 and in prior years shows that we have closely linked pay to performance.

Executive Summary

Overview of Our Executive Compensation Program

The compensation committee has designed our executive compensation program to provide compensation opportunities that:

•	Attract, motivate and retain individuals of superior ability and managerial talent critical to our long-term success;

•	Align executives’ interests with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•	Create incentives to achieve key strategic and corporate performance objectives; and

•	Enhance the executives’ incentive to increase the Company’s stock price and maximize stockholder value.

The following is a summary of important aspects of our executive compensation program discussed later in this Compensation Discussion & Analysis:

•	Key Elements of Our Compensation Program. Our compensation program is designed to achieve these objectives through a combination of the following types of compensation:

•	Base salary;

•	Annual variable performance bonus awards payable in cash;

•	Long-term stock-based incentive awards; and

•	Employee benefits and perquisites, including severance arrangements.

Each element of our executive compensation program is discussed in greater detail below.

•

We Intend to Pay for Performance. The majority of our named executive officers’ total compensation as shown in our Summary Compensation Table below ties compensation directly to the achievement of corporate objectives, increases in our stock price or both. We emphasize pay for performance in order to align executive compensation with our business strategy and the creation of long-term shareholder value.

•

Our Compensation Program Supports Our Corporate Objectives and Stockholder Interests. Our compensation program is designed to align executive officer compensation with our corporate strategies, business objectives and the long-term interests of our stockholders by rewarding successful execution of our business plan and tying a portion of total compensation opportunities to equity incentives.

Overview of 2010 Performance

The compensation committee believes the executive compensation program is an important factor in driving our named executive officers’ performance to achieve profitability and stock price appreciation. Our Company’s fiscal 2010 accomplishments, guided by our named executive officers, illustrate the success of this strategy, even in an uncertain economic environment, and included, among other things, the following:

•

CyDex Acquisition: In January 2011, the Company closed its acquisition of CyDex Pharmaceuticals, Inc., a specialty pharmaceutical company that owns the Captisol drug formulation technology platform. The CyDex acquisition brings significant annual revenue to Ligand, includes numerous license and royalty-bearing agreements, including one with Onyx Pharmaceuticals, Inc. for carfilzomib. After combining the Company’s and Cydex’s portfolios, the Company has a portfolio of more than 50 fully-funded partnered development programs.

•

Strategic Drug Alliance with Chiva Pharmaceuticals, Inc.: In January 2011, the Company announced its entry into a strategic relationship with Chiva Pharmaceuticals, Inc. to develop multiple Ligand assets and technology in China and potentially worldwide. The Company granted Chiva licenses to begin immediate development in China of Ligand’s two clinical-state HepDirect programs and a non-exclusive HepDirect technology license for the discovery, development and worldwide commercialization of new compounds in hepatitis B, hepatitis C and hepatocellular carcinoma. Under the terms of the agreement, Ligand has the potential to earn over $100 million in milestones and royalties on potential sales.

•

Strategic Divestiture to Venenum Biodesign, LLC: In October 2010, the Company divested its combinatorial chemical library and associated proprietary technology to Venenum Biodesign, LLC. The combinatorial chemistry asset, which Ligand obtained in the acquisition of Pharmacopeia in December 2008, comprises an encoded combinatorial library collection (ECLiPS) and an ultra-high throughput screening platform. The Company is entitled to 10% of all revenues from third party collaborations for three years.

•

Strategic Sublicense Alliance with Multi-national Pharmaceutical Company: In December 2010, the Company granted a sublicense to a multi-national pharmaceutical company for Tanaproget, also known as NSP-989. Tanaproget is one of the selective estrogen receptor modulator (SERM) programs from Ligand’s 1994 collaboration with Wyeth (now Pfizer). Tanaproget is a tissue-selective, non-steroidal contraceptive progesterone receptor agonist that has the potential for an improved side effect profile over current steroid-containing contraceptives. The sublicensee is now responsible for the worldwide development, registration and commercialization of Tanaproget. The Company is entitled to clinical and regulatory milestone payments from Pfizer as Tanaproget advances through the development process, as well as tiered royalties on net sales.

•

Additional Strategic Developments: During 2010, the Company completed its acquisition of certain intellectual property and interests in future milestones and royalties for MEDI-528, an IL-9 antibody program under development by AstraZeneca’s subsidiary, MedImmune. The Company also completed its second multi-dose of the Phase I SARM trial and integrated and advanced certain programs from the Metabasis acquisition. In addition, during 2010, the Company earned over $16 million in milestone and other payments pursuant to existing strategic partnerships or license agreements.

•

Restructuring Efforts: During 2010, the Company undertook various cost-cutting efforts, including reducing annual payroll by approximately $6 million, subletting unused office space, and divesting unnecessary equipment.

2010 Compensation Programs and Decisions

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for 2010 reflected our financial results and overall compensation philosophy:

•	No Adjustments to Base Salary: During 2010, our named executive officers did not receive increases to their base salaries;

•

Pay-for-Performance Annual Incentive Bonuses: For 2010, our company focused on certain key strategic and research and development objectives. Our compensation program for 2010 was designed to support the company’s focus on these areas and together achievement in these areas represented 71% of our named executive officers’ total bonus opportunity. Corporate performance determines all of our named executive officers’ bonuses. The annual bonuses awarded to our named executive officers for 2010 are discussed below under “Annual Bonuses.” While our compensation committee acknowledged our corporate achievements and the high level of individual performance of our named executive officers during 2010, we did not meet all of our stated corporate objectives and annual bonus payments reflected the level of goal attainment; and

•

Equity-based Compensation: Our compensation committee continued its practice of ensuring that a substantial portion of our named executive officers’ total compensation is awarded in the form of long-term equity incentive awards. As in years past, a large portion of the annual award was granted in the form of stock options, which provide value to our executives only if our stock price increases.

In light of the Company’s overall performance during 2010, the compensation committee believes that the named executive officers’ 2010 compensation was appropriate.

The Role of the Compensation Committee

The compensation committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. In determining each level of compensation and the total package, the compensation committee reviewed a variety of sources to determine and set compensation.

The chief executive officer aids the compensation committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the chief executive officer to provide input about his or her contributions to the Company’s success for the period being assessed. The performance of our chief executive officer and senior executive management team as a group is reviewed annually by the compensation committee.

As in prior years, the compensation committee and the Company’s management consulted several independent compensation surveys to assist them in determining market pay practices for compensating executive officers. These surveys were reviewed to compare the Company’s compensation levels to the market compensation levels, taking into consideration the other companies’ size, the industry, the individual executive’s level of responsibility and his or her years of experience. For 2010, the current executive salaries were benchmarked against the Radford Global Life Sciences Compensation Report using data from companies with 50-149 employees and the Biotech Employee Development Coalition (BEDC) Survey for San Diego-based public and private biotechnology companies with 50-149 employees. These surveys were used due to the competitiveness in hiring employees within the biotechnology industry as well as in our geographic location and we believe they represent the types of companies with which we compete for executive talent. With respect to the foregoing survey data, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.

Additionally, each year the compensation committee consults surveys of the compensation practices of a peer group of companies in the United States. This is necessary so the Company can offer compensation that is competitive within that group of companies. The peer group companies for 2010 compensation purposes included Acadia Pharmaceuticals, Affymax, Anadys Pharmaceuticals, Arena Pharmaceuticals, Cytokinetics, Dynavax Technologies, Exelixis, Geron, Incyte, Isis Pharmaceuticals, Momenta Pharmaceuticals, Neurocrine Biosciences, NPS Pharmaceuticals, Progenics Pharmaceuticals, Rigel, Sunesis Pharmaceuticals, Telik, and XenoPort.

The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. Criteria used in the identification and selection of the peer group included business/labor market competitors in the biotechnology industry similar in size and complexity to us, companies with market values generally between $200 million and $800 million and companies with products in comparable stages of development to our products. We also focused on companies with multiple product candidates, as opposed to single product companies. The peer group was not selected on the basis of executive compensation levels.

The peer group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the Company draws and against which it compares itself extends beyond the limited community of our immediate peer group and includes a wide range of other organizations in the communications sector outside of the Company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses peer group data on a limited basis to analyze the overall competitiveness of the Company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy but continues to primarily rely on industry survey data in determining actual executive compensation. For purposes of this Compensation Discussion and Analysis, references to our “peer group” include both the peer group of companies listed above and the survey data reviewed by our compensation committee.

The compensation committee benchmarks total compensation, as well as annual cash and long-term performance compensation to the median (i.e. 50th percentile) of executive officers performing similar job functions at companies in our peer group. However, we strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely upon a comparison to data from these companies. Therefore, the compensation committee may approve total compensation packages for senior executive management that vary from the peer group median based on several principal factors. Specifically, officers with relatively less overall experience, less tenure with the Company and/or lower performance ratings over several years will have total compensation set at or below the peer group median. Conversely, if an officer consistently receives favorable performance ratings over successive years, accumulates years of service and expertise with the Company and/or has significant other experience his or her total compensation will typically be above the peer group median.

In addition, the mix of compensation paid to our named executive officers is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our compensation committee considers and determines each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Higgins, in his role as chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our compensation committee.

Base Compensation

As discussed above, the Company provides its named executive officers with a base salary that is structured around the median of base salaries offered by our peer group, but will vary from such level based on:

•	industry experience, knowledge and qualifications;

•	the salary levels in effect for comparable positions within the Company’s principal industry marketplace competitors; and

•	internal comparability considerations.

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Increases in base salary from year to year are based upon the performance of the executive officers (other than the chief executive officer) as well as market positioning considerations, as assessed by the chief executive officer and approved by the compensation committee. The compensation committee assesses these factors with respect to the chief executive officer.

Our named executive officers did not receive any base salary increases in 2010 and their base salary rates remained unchanged from 2009 levels.

The Company estimates that the salary levels of our named executive officers for 2010 continued to approximate the 50th percentile of the salary levels in effect for comparable executive positions at companies in our peer group, with the exception of Mr. Sharp, whose salary level approximates the 75th percentile. This differential resulted from increases to Mr. Sharp’s base salary in years prior to 2010 to reflect his expanded areas of responsibility above and beyond just serving as chief financial officer, as he also has responsibility for overall administration of the Company and information technology.

Performance-Based Compensation

Annual Performance-Based Cash Compensation

It is the compensation committee’s objective to have a substantial portion of each named executive officer’s compensation contingent upon the Company’s performance. For our named executive officers, all of his or her annual bonus compensation is dependent on the Company’s performance relative to specified performance objectives.

The annual performance-based bonus program consists of a cash award if certain corporate performance objectives are satisfied. The Company sets annual incentive targets around a baseline, which is the median (i.e. 50th percentile) of annual incentives offered by our peer group. Under the Company’s program, the potential performance bonus for the chief executive officer is up to 75% of base salary, for Dr. Meglasson it was 50% of base salary, and for the other named executive officers is 40% of base salary.

In determining the performance compensation awarded to each named executive officer, the Company evaluates the Company’s performance in a number of areas. At the beginning of each year, our board of directors sets corporate objectives for the year. These objectives are set by the board of directors after considering management input and our overall strategic objectives. These objectives generally relate to factors such as strategic objectives, achievement of product development objectives, establishment of new collaborative arrangements and general operational goals. Following the conclusion of each year, the compensation committee determines the level of achievement of the corporate objectives for each year relative to these corporate objectives. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total annual bonus.

At the beginning of 2010, our board of directors, with input provided by our named executive officers, established our Company goals for the year. The compensation committee then reviewed and considered a proposed Company-wide (including named executive officers) bonus program in view of the Company goals, including the proportional emphasis to be placed on each objective annual bonus determination purposes.

The Company goals approved by the compensation committee for 2010 for purposes of annual bonus achievement included:

Strategic Goals (55% Weighting)

•	Completion of a strategic transaction, such as an outlicensing deal, acquisition or combination thereof

•	Divestiture or sale of non-core assets

Research and Development Goals (25% Weighting)

•	Advance research programs to earn milestone payments

•	Advance clinical stage development programs

Operational Goals (20% Weighting)

•	Sublet unused office space

•	Successfully integrate acquired assets

•	Achieve financial management and corporate communications objectives.

In evaluating management’s performance against our 2010 corporate objectives in January 2011, our compensation committee determined to award a corporate achievement level of 71% relative to those objectives. This determination was made in the discretion of the compensation committee after its review of our overall corporate performance relative to each of the objectives listed above. In general, quantitative objectives were not established for the corporate objectives during 2010. Instead these performance objectives were used as a guide by the compensation committee in determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts.

With respect to the strategic goals, the compensation committee awarded substantially full credit, for an achievement level of 50% out of a possible 55%, noting the Company’s entry into a strategic relationship with

Chiva Pharmaceuticals, Inc. to develop multiple Ligand assets and technology in China and potentially worldwide, and the company’s acquisition of certain intellectual property and interests in future milestones and royalties for MEDI-528, an IL-9 antibody program under development by AstraZeneca’s subsidiary, MedImmune. The compensation committee also gave the named executive officers credit for the Company’s acquisition of CyDex Pharmaceuticals, Inc., which closed in January 2011. The compensation committee, however, noted that the Company was not able sell or license an early stage research program during 2010 and reduced the achievement level with respect to the strategic goals by an amount it determined was appropriate in light of the Company’s overall performance during 2010 in this area.

With respect to research and development, the Company completed its single dosing stage and second multi-dose stage of the Phase I SARM trial and the compensation committee noted this accomplishment. Although the Company did not receive any milestone payments, research collaborations with GSK and Pfizer were terminated or concluded whereby the Company received cash payments or reversions of program rights for future potential development by the Company and other programs advanced as well, and the compensation committee gave the named executive officers credit for the proceeds from such terminations under this category. Overall, the compensation committee awarded 12.5% achievement level relative to the research and development goals.

With respect to the operational goals, which were entirely qualitative goals and not objectively determinable, the compensation committee determined an overall achievement level of 8.5% was appropriate given its subjective determination of the Company’s overall performance in this area during 2010.

Based on the foregoing determinations, each named executive officer was paid an annual cash bonus for 2010 equal to 71% of his or her target bonus. As Dr. Meglasson resigned in July 2010, he did not receive an annual bonus for 2010.

The actual bonus awards paid to our named executive officers are disclosed below in the table entitled “Summary Compensation Table.”

Long-Term Performance-Based Equity Incentive Program

In accordance with its philosophy, the Company’s longer-term performance-based compensation is based on equity ownership. The Company believes that equity ownership in the Company is important to tie the ultimate level of an executive officer’s compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth.

We generally provide equity compensation to our named executive officers through grants of stock options and restricted stock units. The grants are designed to align the interests of our named executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The compensation committee views granting options and restricted stock unit awards as a retention device and therefore also reviews the status of vesting and number of vested verses unvested options and restricted stock unit awards at the time of grant. Guidelines for the number of stock options and restricted stock unit awards granted to each executive officer are determined using a procedure approved by the compensation committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance and the value of the stock option and restricted stock unit awards at the time of grant. With respect to our named executive officers, we generally make awards to such officers at the time of initial hire based on an evaluation of the foregoing factors. Additional grants, other than the annual awards to executives, may be made following a significant change in job responsibility or in recognition of a significant achievement. Annual awards are made to our named executive officers when such awards are deemed appropriate by the compensation committee based on an evaluation of the foregoing factors.

Stock options granted under the various stock plans generally have a four-year vesting schedule designed to provide an incentive for continued employment. The options generally expire ten years from the date of the grant. This provides a reasonable time frame during which executive officers and other employees who receive grants can benefit from the appreciation of the Company’s shares. The exercise price of options granted under our 2002 Stock Incentive Plan, or the 2002 Plan, is equal to 100% of the fair market value of the underlying stock on the date of grant. Accordingly, the option will provide a return to the executive officer only if the market price of the shares appreciates over the option term. Restricted stock unit awards generally vest in equal installments over three years.

Equity incentive awards under the compensation programs discussed above are made at regular compensation committee meetings and at special meetings as needed. For example, a special meeting may be called if a regular meeting is cancelled or following the annual performance review process. The effective date for such grants is the date of such meeting. The Company may also make grants of equity incentive awards at the discretion of the compensation committee or the board of directors in connection with the hiring of new named executive officers and other employees.

During 2010, we approved grants of stock options and restricted stock unit awards to each of the named executive officers under the 2002 Plan as part of our annual grant program.

In January 2010, the compensation committee approved aggregate awards of 114,998 stock options and 21,500 restricted stock units to our named executive officers pursuant to the Company’s 2002 Plan as follows: John L. Higgins, 65,000 options and 12,500 restricted stock units; John P. Sharp, 16,666 options and 3,000 restricted stock units; Charles S. Berkman, 16,666 options and 3,000 restricted stock units; Dr. Syed Kazmi, 16,666 options and 3,000 restricted stock units; and Dr. Martin Meglasson, 17,666 options and 3,333 restricted stock units. The foregoing option awards are subject to the standard four year time-based vesting schedule described above and the foregoing restricted stock unit awards are subject to the standard three year time-based vesting schedule described above.

The benchmark for the time-based equity grants to the named executive officers in 2010 was the 75th percentile level of annual option grants and restricted stock awards for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies. No other factors were considered by the compensation committee in determining the size of such awards and the awards actually granted to the named executive officers during 2010 were consistent with this pay positioning.

All of the equity awards granted to our named executive officers are disclosed below in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2010.”

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our named executive officers and other employees the following benefits and perquisites.

Medical Insurance. The Company provides to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other executives of the same level of employment. The Company pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. The Company provides each named executive officer such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees of the same level of employment.

Defined Contribution Plan. The Company and its designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In April 2007, the Company began to make matching contributions to the 401(k) Plan equal to $0.25 per each $1.00 contributed by an employee up to an annual maximum of $2,000 per year.

Employee Stock Purchase Plan. The Company’s 2002 employee stock purchase plan, which qualifies under Section 423 of the Internal Revenue Code, permits participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.

Other. The Company makes available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, airline club dues, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $10,000 for each executive officer in the last fiscal year

Severance and Change in Control Arrangements

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control.

Change in Control Arrangements

The Company has a change in control severance agreement with each of the named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason with 24 months following a change in control of the Company, he or she will be eligible to receive a severance benefit equal to:

•	one times (two times for Mr. Higgins) the annual rate of base salary in effect for such officer at the time of involuntary termination; plus

•

one times (two times for Mr. Higgins) the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus

•	twelve (24 for Mr. Higgins) multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.

The foregoing severance amount will be payable in a lump sum following the officer’s termination of employment.

The change in control severance agreements also provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options).

For purposes of the change in control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his or her resignation for good reason. “Cause” is generally defined as an officer’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, an officer’s willful and material breach of any obligation or duty under the employment agreement, the Company’s confidentiality and proprietary rights agreement or the Company’s written employment or other written policies that have previously been furnished to the officer, which breach is not cured within 30 days after written notice thereof is received by the officer, if such breach is capable of cure, the officer’s gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his or her duties, or the officer’s continuing failure or refusal to perform his or her assigned duties or to comply with reasonable directives of the board of directors that are consistent with the officer’s job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by the officer.

For purposes of the change in control severance agreements, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his or her duties, or any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without his or her written consent within 90 days of the occurrence of such event. The Company will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.

For purposes of the change in control severance agreements, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.

Amended and Restated Severance Plan

We maintain the Ligand Pharmaceuticals Incorporated Amended and Restated Severance Plan, or the Severance Plan, to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers is eligible to participate in the severance plan, provided that he is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination by us without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by our board of directors or a committee thereof, such named executive officer will not be eligible for benefits under the Severance Plan.

Under the terms of the Severance Plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his or her base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.

For purposes of the Severance Plan, “cause” is generally defined an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of confidential or proprietary information or trade secrets of the Company or our subsidiaries, or an officer’s commission of any material violation of the Company’s policies, or an officer’s commission of any other intentional misconduct which adversely affects the business or affairs of the Company in a material manner.

Change in Control Acceleration of Equity Awards

Equity awards granted under the 2002 Plan to the named executive officers may be subject to accelerated vesting in the event of a “change in control.”

Option agreements under the 2002 stock incentive plan, which cover each of the named executive officers, provide that such options will automatically vest in the event of a “change in control” where the option is not assumed or replaced by a successor:

Under the 2002 stock incentive plan, a “change in control’ is generally defined as:

•	a merger, consolidation or reorganization of the Company in which 50% or more of its voting securities change ownership;

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

•

a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding common stock or through a change in the majority of our board of directors as a result of one or more contested elections for board membership.

Compensation Recovery Policy

Our board of directors maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek to claw back appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Policies Regarding Tax Deductibility of Compensation

Within its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax-effective for the Company. Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based.

The non-performance based compensation paid in cash to the Company’s executive officers for the 2010 fiscal year did not exceed the $1.0 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to the Company’s executive officers for fiscal 2011 will exceed that limit.

In addition, the 2002 Plan has been structured so that any compensation paid in connection with the exercise of options grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1.0 million deduction limitation.

Summary Compensation Table

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
John L. Higgins,	2010	$420,000	—	$124,500	$426,504	$223,650	$2,540	$1,197,194
President and Chief Executive Officer	2009	$420,000	—	$266,310	$726,943	$252,000	$2,486	$1,667,739
	2008	$418,333	—	$360,500	$558,636	$188,250	$2,486	$1,528,205

John P. Sharp,	2010	$262,600	—	$29,880	$109,360	$74,578	$2,810	$479,228
Vice President, Finance and Chief Financial Officer	2009	$262,383	—	$64,560	$186,125	$83,963	$2,810	$599,841
	2008	$255,833	—	$87,500	$171,888	$61,400	$2,532	$579,153

Charles S. Berkman,	2010	$247,450	—	$29,880	$109,360	$70,276	$2,534	$459,520
Vice President and General Counsel	2009	$247,246	—	$64,560	$186,125	$79,119	$2,534	$579,583
	2008	$244,010	—	$87,500	$171,888	$58,562	$2,526	$564,486

Dr. Syed Kazmi,	2010	$242,400	—	$29,880	$109,360	$68,842	$3,948	$454,430
Vice President, Business Development and Strategic Planning	2009	$242,200	—	$64,560	$186,125	$77,504	$3,200	$573,589
	2008	$237,500	—	$87,500	$171,888	$57,000	$3,173	$557,061

Dr. Martin Meglasson,	2010	$181,012	—	$29,880	$115,922	$—	$39,061	$369,195
Former Vice President, Discovery Research(4)	2009	$320,256	—	$78,010	$201,929	$128,102	$4,322	$732,619
	2008	$316,207	—	$106,750	$182,631	$94,862	$4,322	$704,772

(1)	Reflects the grant date fair value for stock and option awards granted in 2008, 2009 and 2010, calculated in accordance with FASB ASC Topic 718. With respect to stock and option awards with performance-based vesting conditions, the grant date fair value was adjusted for our assessment of the probability that performance conditions will be achieved. The 2008 option and award values were recalculated from the amounts shown in prior proxy statements to reflect the grant date fair value, as required by SEC rules. The assumptions used to calculate the value of stock and option awards are set forth under Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011. The following table provides the full grant date fair values for all stock and option awards included in the Summary Compensation Table that were granted during 2008 and 2009 with performance-based vesting conditions, assuming that the highest level of performance will be achieved in each case (no performance-based awards were granted during 2010):

Name and Principal Position	Year	Grant Date Fair Value of Stock Awards($)	Grant Date Fair Value of Option Awards($)
John L. Higgins,	2009	107,600	70,400
President and Chief Executive Officer	2008	140,000	86,000

John P. Sharp,	2009	26,900	17,600
Vice President, Finance and Chief Financial Officer	2008	35,000	21,500

Charles S. Berkman,	2009	26,900	17,600
Vice President and General Counsel	2008	35,000	21,500

Dr. Syed Kazmi,	2009	26,900	17,600
Vice President, Business Development and Strategic Planning	2008	35,000	21,500

Dr. Martin Meglasson,	2009	40,350	26,400
Vice President, Discovery Research	2008	52,500	32,250

(2)	Represents performance bonus awards under the management bonus plan earned in 2008, 2009 and 2010, but paid in the subsequent year.

(3)	Represents life insurance premiums paid by the Company and, for each year represented in the table, $2,000 in 401(k) matching funds paid by the Company for each named executive officer. Also includes $36,982 in vacation payout for Dr. Meglasson in 2010 in connection with his termination of employment in July 2010.
(4)	Dr. Meglasson resigned as our Vice President, Discovery Research, effective July 23, 2010.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table summarizes plan-based awards granted to our named executive officers during the last fiscal year.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Compen- sation Committee Action Approving Award	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
John L. Higgins	—	—	—	315,000	—	—	—	—	—	—	—	—	—
	2/15/10	1/23/10							12,500	—	—	9.96	124,500
	2/15/10	1/23/10							—	65,000	9.96	—	426,504

John P. Sharp	—	—	—	104,953	—	—	—	—	—	—	—	—	—
	2/15/10	1/23/10							3,000	—	—	9.96	29,880
	2/15/10	1/23/10							—	16,666	9.96	—	109,360

Charles S. Berkman	—	—	—	98,898	—	—	—	—	—	—	—	—	—
	2/15/10	1/23/10							3,000	—	—	9.96	29,880
	2/15/10	1/23/10							—	16,666	9.96	—	109,360

Syed Kazmi	—	—	—	96,880	—	—	—	—	—	—	—	—	—
	2/15/10	1/23/10							3,000	—	—	9.96	29,880
	2/15/10	1/23/10							—	16,666	9.96	—	109,360

Martin D. Meglasson	—	—	—	160,128	—	—	—	—	—	—	—	—	—
	2/15/10	1/23/10							3,333	—	—	9.96	33,200
	2/15/10	1/23/10							—	17,666	9.96	—	115,922

(1)	Cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(2)	The restricted stock awards granted to the named executive officers vest in equal installments over a three year period. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(3)	Each option grant to the named executive officers vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(4)	Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock option awards and stock awards held by the named executive officers of the Company as of December 31, 2010. All outstanding equity awards are in shares of the Company’s common stock.

	Option Awards(1)					Stock Awards(2)
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John L. Higgins	35,360	12,639	—	21.00	2/22/18
	33,792	35,208	—	16.14	2/14/19
	13,542	51,458	—	9.96	2/14/20
						24,999	222,911	—	—

John P. Sharp	7,639	694	—	40.86	4/29/17
	10,610	3,889	—	21.00	2/22/18
	8,639	9,027	—	16.14	2/14/19
	3,473	13,193	—	9.96	2/14/20
						6,000	53,520	—	—

Charles S. Berkman	3,333	—	—	83.40	12/12/11
	999	—	—	73.08	12/10/13
	1,000	—	—	53.10	12/7/15
	3,055	278	—	40.86	4/29/17
	4,667	666	—	42.90	6/19/17
	10,610	3,889	—	21.00	2/22/18
	8,639	9,027	—	16.14	2/14/19
	3,473	13,193	—	9.96	2/14/20
						6,000	53,520	—	—

Syed Kazmi	250	—	—	63.06	5/16/11
	583	—	—	83.40	12/12/11
	583	—	—	73.08	12/10/13
	375	—	—	53.10	12/7/15
	7,583	1,083	—	42.90	6/19/17
	10,610	3,889	—	21.00	2/22/18
	8,639	9,027	—	16.14	2/14/19
	3,473	13,193	—	9.96	2/14/20
						6,000	53,520	—	—

(1)	Each option grant to the named executive officers has a ten year term from the date of grant. Each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. Exercise prices for awards granted prior to April 2007 reflect the $2.50 downward adjustment made to such exercise prices in April 2007 to reflect the Company’s one-time special cash dividend paid in April 2007. For a description of the change in control provisions applicable to the stock option awards, see “Severance and Change in Control Arrangements” above.
(2)	The restricted stock awards granted to the named executive officers vest in equal installments over a three year period. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(3)	Computed by multiplying the closing market price of our common stock on December 31, 2010 by the number of shares of restricted stock subject to such award.

Option Exercises and Stock Vested During Fiscal Year 2010

The following table provides information on stock option exercises and stock vesting in fiscal 2010 by the named executive officers of the Company.

Name	Option Awards		Stock Awards
	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John L. Higgins	—	—	12,334	122,847
John P. Sharp	—	—	3,833	38,177
Charles S. Berkman	—	—	3,611	35,966
Syed Kazmi	—	—	3,611	35,966
Martin D. Meglasson	—	—	4,333	43,157

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)	Computed by multiplying the closing market price of our common stock on the vesting date by the number of shares of restricted stock subject to such award vesting on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

The following table summarizes potential change in control and severance payments to each named executive officer. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change in control; a change in control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change in control. The table assumes that the termination or change in control occurred on December 31, 2010. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $8.92, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2010, the last trading day of 2010. All cash severance benefits will be paid in a lump sum.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
John L. Higgins	Salary	172,308	—	840,000
	Bonus	—	—	630,000
	Option acceleration	—	—	—
	Stock Award acceleration	—	222,911	222,911
	Benefits continuation	5,871	—	30,531
	Total value:	178,179	222,911	1,723,442

John P. Sharp	Salary	53,867	—	262,600
	Bonus	—	—	105,040
	Option acceleration	—	—	—
	Stock Award acceleration	—	53,520	53,520
	Benefits continuation	2,936	—	15,266
	Total value:	56,802	53,520	436,426

Charles S. Berkman	Salary	79,311	—	247,450
	Bonus	—	—	98,980
	Option acceleration	—	—	—
	Stock Award acceleration	—	53,520	53,520
	Benefits continuation	7,778	—	25,279
	Total value:	87,089	53,520	425,229

Syed Kazmi	Salary	105,574	—	242,200
	Bonus	—	—	96,880
	Option acceleration	—	—	—
	Stock Award acceleration	—	53,520	53,520
	Benefits continuation	10,695	—	25,279
	Total value:	116,269	53,520	417,879

(1)	The 2002 Plan provides that options will vest in the event of a change in control and the options are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options. As of December 31, 2010, all of the stock options held by our named executive officers had exercise prices in excess of the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2010. As a result, no value is attributable to the accelerated vesting of such options.

(2)	The change in control severance agreements with each of our named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. As of December 31, 2010, all of the stock options held by our named executive officers had exercise prices in excess of the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2010. As a result, no value is attributable to the accelerated vesting of such options.

Compensation of Directors

The following table provides information related to the compensation of each of our non-employee directors for fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(8)	Option Awards ($)(8)	All Other Compensation ($)(9)	Total ($)
Jason M. Aryeh(1)	29,000	37,150	6,204	60,000	132,354
Stephen J. Burakoff(2)	15,000	—	—	—	15,000
Todd Davis(3)	37,000	37,150	6,204	—	83,487
David Knott(4)	63,000	7,150	6,204	—	76,354
John W. Kozarich(5)	49,000	37,150	6,204	—	93,093
Sunil Patel(6)	24,110	16,000	22,454	—	62,811
Stephen L. Sabba(7)	49,000	7,150	6,204	—	62,354

(1)	As of December 31, 2010, Mr. Aryeh held options to purchase 8,963 shares of our common stock and 417 unvested shares of restricted stock. During 2010, Mr. Aryeh received 4,329 shares of restricted stock with a grant date fair value of $37,150 and 2,500 stock options with a grant date fair value of $6,204.
(2)	Mr. Burakoff decided not to stand for re-election at our annual stockholders meeting that was held on May 25, 2010. Mr. Burakoff did not hold any equity awards as of December 31, 2010, and he did not receive any equity awards during 2010.
(3)	As of December 31, 2010, Mr. Davis held options to purchase 8,333 shares of our common stock and 417 unvested shares of restricted stock. During 2010, Mr. Davis received 4,329 shares of restricted stock with a grant date fair value of $37,150 and 2,500 stock options with a grant date fair value of $6,204.
(4)	As of December 31, 2010, Mr. Knott held options to purchase 8,333 shares of our common stock and 417 unvested shares of restricted stock. During 2010, Mr. Knott received 833 shares of restricted stock with a grant date fair value of $7,150 and 2,500 stock options with a grant date fair value of $6,204.
(5)	As of December 31, 2010, Dr. Kozarich held options to purchase 15,034 shares of our common stock and 417 shares of unvested restricted stock. During 2010, Mr. Kozarich received 4,329 shares of restricted stock with a grant date fair value of $37,150 and 2,500 stock options with a grant date fair value of $6,204.
(6)	As of December 31, 2010, Mr. Patel held options to purchase 5,000 shares of our common stock and 1,390 unvested shares of restricted stock. During 2010, Mr. Patel received 1,666 shares of restricted stock with a grant date fair value of $16,000 and 5,000 stock options with a grant date fair value of $22,454.
(7)	As of December 31, 2010, Mr. Sabba held options to purchase 5,000 shares of our common stock and 417 unvested shares of restricted stock. During 2010, Mr. Sabba received 833 shares of restricted stock with a grant date fair value of $7,150 and 2,500 stock options with a grant date fair value of $6,204.
(8)	Reflects the grant date fair value for stock and option awards granted in 2010, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 3, 2011.
(9)	Represents amounts paid to Mr. Aryeh under a consulting agreement to perform business development activities.

Narrative to Director Compensation Table

Non-employee members of our board of directors are paid fees for their service as a director and are reimbursed for expenses incurred in connection with such service.

Under the director compensation policy adopted by our board of directors, each director will receive an annual retainer of $30,000. No meeting fees will be paid. In addition, the chairperson of the board will receive an additional annual retainer of $20,000, the chairperson of the audit committee will receive an annual retainer fee of $12,000, the chairperson of the compensation committee will receive an annual retainer of $12,000 and the chairperson of the nominating and corporate governance committees will receive an annual retainer fee of $8,000. Members of the audit committee will receive an annual retainer of $10,000, members of the compensation committee will receive an annual retainer of $6,000 and members of the nominating and corporate governance committee will receive an annual retainer of $4,000.

At each annual meeting, non-employee directors will automatically be granted 833 shares of restricted stock and 2,500 stock options. The foregoing awards will vest in twelve equal monthly installments over the first year following the date of grant. Upon initial election to the board of directors, each non-employee director will automatically be granted 1,666 shares of restricted stock and 5,000 stock options. The foregoing awards will vest monthly over three years from the date of grant. Additionally, the awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Plan. In addition, the director compensation policy contains an ownership guideline so that members of the board are required to own at least 1,666 shares of stock after they have completed three years of board service.

Effective as of the 2010 Annual Meeting, our board of directors approved an amendment to our director compensation policy that allows directors to elect to receive their retainers in cash or vested shares of our common stock, which shares will be issued under our 2002 Plan.

In April 2011, our board of directors amended our director compensation policy, with such amendments to be effective June 1, 2011. These amendments increase the annual fee paid to non-employee directors to $45,000; the other cash retainer amounts will remain unchanged. In addition, effective as of June 1, 2011, each non-employee director will automatically be granted 2,925 restricted stock units and 7,335 stock options at each annual meeting. The foregoing awards will vest in twelve equal monthly installments over the first year following the date of grant. Upon initial election to the board of directors, each non-employee director will continue to be automatically granted 1,666 shares of restricted stock and 5,000 stock options. The foregoing awards will vest monthly over three years from the date of grant. Additionally, the awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Plan.

While directors will continue to be able to elect to receive their retainers in cash or in vested shares of our common stock, during the two year period commencing June 1, 2011, directors must elect to receive at least 50% of their retainers for such period in vested shares of our common stock. In addition, the ownership guideline set forth in the director compensation policy was amended so that members of the board are now required to own shares with a value of at least three times the then-current annual retainer after they have completed three years of board service.

Compensation Committee Interlocks and Insider Participation

Relationships and Independence of the Compensation Committee Members

During fiscal 2010, the compensation committee was composed of Messrs. Aryeh, Davis and Knott. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s board of directors or compensation committee.

Compensation Committee Report

The compensation committee of the Company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee reviewed this Compensation Discussion and Analysis and discussed its contents with the Company’s management. Based on the review and discussions, the compensation committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2010.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Todd C. Davis, Chairperson of the Compensation Committee

Jason M. Aryeh

David M. Knott

Audit Committee Report

The following is the report delivered by the audit committee of the Company’s board of directors with respect to the principal factors considered by such Committee in its oversight of the accounting, auditing and financial reporting practices of the Company for 2010.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Grant Thornton LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and the Company, has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Grant Thornton LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Grant Thornton LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. The audit committee’s meetings with Grant Thornton LLP were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Company’s board of directors that the audited financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2010.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Stephen L. Sabba, M.D., Chairperson of the Audit Committee

David M. Knott

Sunil Patel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2010, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Pursuant to our audit committee charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

Transactions with Related Parties

The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Compensation Discussion and Analysis—Severance and Change in Control Arrangements.”

Our amended and restated bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. The Company is also empowered under its amended and restated bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

In addition, the Company’s certificate of incorporation provides that to the fullest extent permitted by Delaware law, the Company’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the audit committee or a majority of the independent and disinterested members of the board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, we have determined that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied during the fiscal year ended December 31, 2010.

DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2012 annual meeting of stockholders is January 7, 2012, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by January 7, 2012. Stockholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037.

In addition, the proxy solicited by the board of directors for the next annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than a reasonable period of time prior to the mailing of proxy materials for such annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Annual Report of the Company on Form 10-K for the 2010 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at this annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

SOLICITATION OF PROXIES

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

OTHER BUSINESS

As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman
Vice President, General Counsel & Secretary

April 29, 2011

You can now access your Ligand Pharmaceuticals account online.

Access your Ligand Pharmaceuticals account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Ligand Pharmaceuticals, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/lgnd

‚  FOLD AND DETACH HERE  ‚

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

LIGAND PHARMACEUTICALS INCORPORATED

The undersigned hereby appoints John L. Higgins and Charles S. Berkman, as proxies, jointly and severally, with full power of substitution to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ligand Pharmaceuticals Incorporated to be held at 9:00 a.m. local time at Ligand Pharmaceuticals Incorporated located at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037 on Wednesday, June 1, 2011, or at any postponements or adjournments thereof, as specified on the reverse side, and to vote in their discretion on such other business as may properly come before the Meeting and any adjournments thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
97213-1
(Continued and to be marked, dated and signed, on the other side)	97210

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET
http://www.proxyvoting.com/lgnd Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
LIGAND PHARMACEUTICALS	OR
INCORPORATED	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

97213-1 97210
▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote “FOR ALL” Director nominees.

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

ITEM 1 – Election of Directors	☐	☐	☐

Nominees:

01 Jason M. Aryeh,	05 John W. Kozarich,
02 Todd C. Davis,	06 John L. Lamattina
03 John L. Higgins, 04 David M. Knott,	07 Sunil Patel 08 Stephen L. Sabba
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

			Please mark your votes as		☒
indicated in this example

The Board of Directors recommends a vote “FOR” the following:			FOR	AGAINST	ABSTAIN
ITEM 2 –	Ratification of Appointment of Independent Registered Accounting Firm		☐	☐	☐

The Board of Directors recommends a vote “FOR” the following:			FOR	AGAINST	ABSTAIN
ITEM 3 –	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.		☐	☐	☐
The Board of Directors recommends a vote FOR EVERY THREE YEARS for the following:
ITEM 4 –	Approval, on a non-binding advisory basis, of the frequency of the stockholder vote to approve the compensation of the named executive officers.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐

	Will Attend Meeting		☐	YES

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date